Exhibit 23.3

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of Vantiv, Inc. (the Company) of our report dated April 27, 2010 relating to the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the three years in the period ended December 31, 2009 of NPC Group, Inc., which appear in the Company’s Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

November 30, 2012